Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2012 Inducement Equity Incentive Plan of Gramercy Capital Corp. of our reports dated March 15, 2012, with respect to the consolidated financial statements and schedules of Gramercy Capital Corp. and the effectiveness of internal control over financial reporting of Gramercy Capital Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

June 29, 2012